Exhibit 99.(a)(1)(vi)

OFFER TO PURCHASE FOR CASH UP TO
1,000,000 SHARES OF COMMON STOCK
AT A PURCHASE PRICE OF $13.00 PER SHARE

NOTE: SIGNATURES MUST BE PROVIDED BELOW. PLEASE READ THE
ACCOMPANYING INSTRUCTIONS CAREFULLY.

March 13, 2008

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated March 13, 2008, and the related Letter of Transmittal (which together constitute the “Offer”), in connection with the offer by Community Valley Bancorp, a California corporation (“CVLL”), to purchase for cash up to 1,000,000 Shares of its common stock, no par value, at a price of $13.00 per Share, upon the terms and subject to the conditions of the Offer.

All Shares validly tendered and not properly withdrawn on or prior to the Expiration Date will be purchased at the purchase price of $13.00 per Share, upon the terms and subject to the conditions of the Offer, including the proration, conditional tender and odd lots provisions. See Section 1 of the Offer to Purchase. The Company reserves the right, in its sole discretion, to purchase more than 1,000,000 Shares pursuant to the Offer. See Sections 1 and 15 of the Offer to Purchase.

Upon the terms and subject to the conditions of the Offer, if, at the expiration of the Offer, more than 1,000,000 Shares are validly tendered and not properly withdrawn on or prior to the Expiration Date, the Company will buy Shares in the following order: (i) from shareholders who beneficially own an aggregate of fewer than 100 Shares who properly tender all their Shares; (ii) all Shares conditionally tendered, for which the condition was satisfied, and all other Shares tendered unconditionally, on a pro rata basis, from all other shareholders who properly tender their Shares (and do not properly withdraw them on or prior to the Expiration Date); and (iii) if necessary, Shares conditionally tendered, for which the condition was not satisfied, selected by random lot. See Sections 1, 3 and 6 of the Offer to Purchase. If any shareholder tenders all of his or her Shares and wishes to avoid proration or to limit the extent to which only a portion of such Shares may be purchased because of the proration provisions, the shareholder may tender Shares subject to the condition that a specified minimum number of Shares or none of such Shares be purchased. See Section 6 of the Offer to Purchase. All Shares not purchased pursuant to the Offer, will be returned to the tendering shareholders at the Company’s expense as promptly as practicable following the Expiration Date.

The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions set forth in the Offer. See Section 6 of the Offer to Purchase.

All Shares validly tendered prior to the Expiration Date will be purchased at $13.00 per share, net to the seller in cash, upon the terms and subject to the conditions of the Offer, including the proration terms thereof. The Company will return all other Shares, including Shares not purchased because of proration. See Section 1 of the Offer to Purchase.

WE ARE THE HOLDER OF RECORD OF SHARES HELD FOR YOUR ACCOUNT. AS SUCH, WE ARE THE ONLY ONES WHO CAN TENDER YOUR SHARES, AND THEN ONLY PURSUANT TO YOUR INSTRUCTIONS. WE ARE SENDING YOU THE LETTER OF TRANSMITTAL FOR YOUR INFORMATION ONLY; YOU CANNOT USE IT TO TENDER SHARES WE HOLD FOR YOUR ACCOUNT.

Please instruct us as to whether you wish us to tender any or all of the Shares we hold for your account on the terms and subject to the conditions of the Offer.

We call your attention to the following:

1.                                       You may tender all or a portion of your Shares at the purchase price of $13.00 in accordance with the terms of the Offer.

2.                                       The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions set forth in the Offer.

3.                                       The Offer, proration period and withdrawal rights will expire at 5:00 p.m., Mountain Time, on April 28, 2008, unless the Company extends the Offer.

4.                                       The Offer is for up to 1,000,000 Shares, constituting approximately 13% of the Shares outstanding as of February 15, 2008.

5.                                       Tendering shareholders will not be obligated to pay any brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the Company’s purchase of Shares pursuant to the Offer.

6.                                       If you owned beneficially an aggregate of fewer than 100 Shares and you instruct us to tender on your behalf all such Shares before the expiration of the Offer and check the box captioned “Odd Lots” in the attached Instruction Form, the Company, upon the terms and subject to the conditions of the Offer, will accept all such Shares for purchase before proration, if any, of the purchase of other Shares tendered.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. An envelope to return your Instruction Form to us is enclosed. If you authorize us to tender your Shares, we will tender all such Shares unless you specify otherwise on the attached Instruction Form.

YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF ON OR BEFORE THE EXPIRATION DATE OF THE OFFER. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., MOUNTAIN TIME, ON APRIL 28, 2008, UNLESS THE COMPANY EXTENDS THE OFFER.

As described in Section 1 of the Offer to Purchase, if before the Expiration Date more than 1,000,000 Shares (or such greater number of Shares as the Company elects to purchase) are validly tendered, the Company will accept Shares for purchase in the following order of priority:

(a)                                  first, all Shares validly tendered and not properly withdrawn on or prior to the Expiration Date by or on behalf of any shareholder who beneficially own an aggregate of fewer than 100 Shares who:

(1)                                  validly tenders all of such Shares (partial tenders will not qualify for this preference); and

(2)                                  completes the box captioned “Odd Lots” on the Letter of Transmittal;

(b)                                 second, all Shares conditionally tendered, for which the condition was satisfied, and all other Shares tendered unconditionally, in each case, on a pro rata basis, from all other shareholders who properly tender their Shares (and do not properly withdraw them on or prior to the Expiration Date); and

(c)                                  third, if necessary, Shares conditionally tendered, for which the condition was not satisfied, selected by random lot.

Whether or not you tender all of the Shares you own (whether beneficially or of record), you may condition your tender on the Company purchasing a minimum number of your tendered Shares. In that case, if as a result of the preliminary proration provisions in the Offer to Purchase, the Company would purchase less than the specified minimum number of your Shares, then the Company will not purchase any of your Shares, except as provided in the next sentence. If as a result of conditionally tendered Shares not being purchased, the total number of Shares that would be purchased falls below the aggregate number of Shares to be purchased, the Company will select, by random lot, Shares for purchase from shareholders who conditionally tendered all of their Shares and for which the condition, based on a preliminary proration, has not been satisfied. See Sections 1 and 5 of the Offer to Purchase.

The Offer is not being made to, nor will the Company accept tenders from, holders of Shares in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. The Company is not aware of any jurisdiction in which the making of the Offer or the tender of Shares would not be in compliance with the laws of such jurisdictions. However, the Company reserves the right to exclude holders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Company makes a good faith effort to comply with any state law deemed applicable to the Offer, if it cannot do so, the Company believes that the exclusion of holders residing in such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act.

INSTRUCTION FORM
WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH
UP TO 1 000,000 SHARES OF COMMON STOCK
OF SONOMA VALLEY BANCORP
AT A PURCHASE PRICE OF $13.00 PER SHARE

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated March 13, 2008 and the related Letter of Transmittal (which together constitute the “Offer”), in connection with the offer by Community Valley Bancorp, a California corporation (the “Company”), to purchase for cash up to 1,000,000 shares of its common stock, no par value, at a price of $13.00 per Share (the “Purchase Price”), upon the terms and subject to the conditions of the Offer.

All Shares validly tendered will be purchased at the Purchase Price, net to the seller in cash, upon the terms and subject to the conditions of the Offer, including the proration terms thereof. The Company will return all other Shares, including Shares not purchased because of proration. See Section 1 of the Offer to Purchase.

The undersigned hereby instruct(s) you to tender to the Company the number of Shares indicated below or, if no number is indicated, all Shares you hold for the account of the undersigned, pursuant to the terms and subject to the conditions of the Offer.

Aggregate number of Shares to be tendered by you for us:                                            Shares.

CONDITIONAL TENDER
(SEE INSTRUCTION 4 OF THE LETTER OF TRANSMITTAL)

A tendering shareholder may condition his or her tender of Shares upon the Company purchasing a specified minimum number of the Shares tendered, all as described in Section 6 of the Offer to Purchase. Unless at least that minimum number of Shares indicated below is purchased by the Company pursuant to the terms of the Offer, none of the Shares tendered will be purchased. It is the tendering shareholder’s responsibility to calculate that minimum number of Shares that must be purchased if any are purchased, and each shareholder is urged to consult his or her own tax advisor. Unless this box has been checked and a minimum specified, the tender will be deemed unconditional.

Check here and complete the following if your tender is conditional on the Company purchasing all or a minimum number of your tendered Shares.

Minimum number of Shares that must be purchased if any are purchased is:                                Shares.

If, because of proration, the minimum number of shares designated will not be purchased, the Company may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering shareholder must have tendered all of his or her Shares.

[    ]         The tendered Shares represent all Shares held by the undersigned.

ODD LOTS

[    ]                            By checking this box, the undersigned represents that the undersigned owned beneficially, an aggregate of fewer than 100 Shares and is instructing the holder to tender all such Shares.

*Unless otherwise indicated, all of the Shares, held for the account of the undersigned will be tendered.

ODD LOT SHARES CANNOT BE CONDITIONALLY TENDERED.

Signature(s)

Dated: , 2008
Name(s) and Address(es) (Please Print)

Area Code and Telephone Number:
Taxpayer Identification or Social Security Number:
Enclosures